Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To Partners of
TEPPCO Partners, L.P.:
     We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-110207, 333-146108 and 33-81976) and on Form S-8 (No. 333-141919 and 333-143554) of TEPPCO Partners, L.P. and subsidiaries of our report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 10, which is as of June 1, 2006, with respect to the consolidated statements of income and comprehensive income, partners’ capital and cash flows of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2005, which report appears in the December 31, 2007, annual report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries.
KPMG LLP
Houston, Texas
February 27, 2008